Exhibit 10.1

LAW OFFICE OF DOMINIC J. MESSIHA, PC

DOMINIC J. MESSIHA, Bar No. 204544

11601 Wilshire Blvd, Suite 500

Los Angeles, CA 90025

310.575.1815 (phone)

310.650.8580 (direct)

310.575.1890 (fax)

Dominic@MessihaLegal.com

JUSTIN R. MARINO (NYS Attorney ID: 4580262)

STEVENSON MARINO LLP

(admitted Pro Hac Vice)

75 Maiden Lane, Suite 402

New York, NY 10038

Telephone: (212) 939-7228

Facsimile: (212) 531-6129

Email: jmarino@stevensonmarino.com

ATTORNEYS FOR PLAINTIFF

Robert J. Kramer, on behalf of himself
and all others similarly situated

KARIN M. COGBILL, Bar No. 244606

ANGELA MEAKIN, Bar No. 297169

Littler Mendelson, P.C.

50 W. San Fernando, 7th Floor
San Jose, CA  95113.2303

Telephone:408.998.4150

Fax No.:408.288.5686

Attorneys for Defendant

LUMBER LIQUIDATORS, INC.

SUPERIOR COURT OF CALIFORNIA
COUNTY OF SANTA SACRAMENTO

ROBERT J. KRAMER, on behalf of himself and all others similarly situated, Plaintiffs, v. LUMBER LIQUIDATORS, INC., a Delaware Corporation; and DOES 1 through 100, inclusive, Defendants.	Case No. 34-2017-00222434-CU-OE-GDS CLASS ACTION SETTLEMENT AGREEMENT Complaint Filed: November 17, 2017

Case No. 34-2017-00222434-CU-OE-GDS
CLASS ACTION SETTLEMENT AGREEMENT

IT IS HEREBY STIPULATED, by Plaintiff ROBERT J. KRAMER (“Plaintiff”), on behalf of himself, each of the Putative Class Members, and as a representative of the LWDA, and Defendant LUMBER LIQUIDATORS, Inc., a Delaware Corporation (“Defendant”) (collectively “the Parties”), that subject to the approval of the Court, the above-captioned Action is hereby compromised and settled pursuant to the terms and conditions set forth below:

I.	RECITALS

1.1. On November 17, 2017, Plaintiff filed a putative class action in the Superior Court of California, County of Sacramento entitled, Robert J. Kramer, behalf of himself, all others similarly situated v. Lumber Liquidators, Inc., a Delaware corporation; and Does 1 through 100, inclusive, Case No. 34-2017-00222434.

1.2. On or about February 20, 2019, Plaintiff filed a First Amended Complaint asserting the following causes of action: (1) Failure to Pay All Wages Earned (Labor Code § 204); (2) Failure to Pay Overtime Wages (Labor Code §§ 510, 1194(a), and 1198); (3) Failure to Provide Accurate, Itemized Wage Statements (Labor Code § 226(a)); (4) Failure to Provide Meal Periods (Labor Code §§ 226.7 and 512(a)); (5) Failure to Provide Rest Breaks (Labor Code § 226.7); (6) Failure to Maintain Records (Labor Code § 1174(d)); (7) Failure to Reimburse Business Expenses (Labor Code § 2802); (8) Failure to Pay All Wages Upon Termination (Labor Code §§ 201-203); (9) Unfair Business Practice (Business & Professions Code §§ 17200 et seq.); and (10) Private Attorneys General Act (Labor Code §§ 2699 et seq.).

1.3. The First Amended Complaint seeks wages, general damages, special damages, injunctive relief, statutory and civil penalties, premiums under Labor Code section 226.7, reimbursement for business expenses, restitution, interest, and attorneys’ fees and costs.

1.4. Prior to mediation, the Parties engaged in both formal and informal discovery. Defendant provided information and documentation about, inter alia: the number of current and former putative class members who worked during the relevant time period; the number of weeks worked by the putative class members; the total earnings of each putative class member; termination dates (if applicable).  Additionally, Defendant produced documentation related to the job duties and

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expectations of the putative class, Defendant’s operational structure, including Defendant’s California operations; and other relevant information, including Plaintiff’s personnel and payroll files.

1.5. On May 6, 2019, the Parties participated in an all-day mediation with mediator Joel M. Grossman in Los Angeles, California. Following the mediation, the Parties accepted a mediator’s proposal, and subsequently formalized the terms in a Memorandum of Understanding (“MOU”).

1.6. Defendant has represented that there are approximately 10,522 workweeks at issue between November 17, 2013 and March 1, 2019 with regard to Store Managers and another approximately 451 workweeks at issue between November 17, 2013 and April 1, 2018 with respect to the Store Managers in Training. To the extent the total number of workweeks at issue during the applicable time period for this representation increases by more than 5% for any reason, the Total Settlement Amount shall be increased on a pro rata basis to account for the additional workweeks during the representative time period.

1.7. The Parties believe this Settlement is a fair, adequate and reasonable settlement of this Action and have arrived at this Settlement after lengthy, extensive arms-length negotiations, facilitated by an experienced wage and hour class action mediator, considering all relevant factors related to liability and damages.  Neither the MOU nor this Settlement Agreement shall be construed in favor of or against any of the Parties by reason of their participation in the drafting of the MOU or this Settlement Agreement.

1.8. Defendant denies that it has engaged in any unlawful activity, has failed to comply with the law in any respect, has any liability to anyone under the claims asserted in this matter, or that but for the Settlement a class should be certified. This Settlement is entered into solely for the purpose of compromising highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission of liability or wrongdoing by Defendant, or an admission by Plaintiff that any of his claims were non-meritorious, or any defense asserted by Defendant was meritorious. This Settlement and the fact that Plaintiff and Defendant are willing to settle the Action will have no bearing on, and will not be admissible in connection with, any litigation (other than solely in connection with approval and enforcement of the Settlement).

1.9. Plaintiff, on behalf of himself and the Putative Class, and as a representative of the

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LWDA, along with Defendant, and subject to the approval of the Court, stipulate that the case will be compromised and settled pursuant to the terms and conditions set forth in this Settlement Agreement and that after the date of the Court’s final approval of this Settlement Agreement, judgment shall be entered, subject to the continuing jurisdiction of the Court as set forth below, subject to the recitals set forth above which by this reference become an integral part of this Settlement Agreement, and subject to the following definitions, terms and conditions:

II.	DEFINITIONS

Unless otherwise defined, capitalized terms used in this Settlement Agreement shall have the meanings set forth below:

2.1 “Action” means the putative class action titled Robert J. Kramer, on behalf of himself, and all others similarly situated v. Lumber Liquidators, Inc., a Delaware corporation; and Does 1 through 100, inclusive, Case No. 34-2017-00222434 and all pleadings and amended Complaints filed therein.

2.2“Claims” means all claims which were plead in the operative First Amended Complaint (titled Class Action and Private Attorneys’ General Act Complaint) or which could have been pled based on the facts alleged in the operative First Amended Complaint, including without limitations claims for unpaid wages and overtime, itemized wage statements, meal and rest period wages and premiums, record keeping violations, unpaid business expenses, untimely final paychecks, and unfair competition.

2.3“Putative Class” or “Putative Class Members” means all current and/or former Store Managers and Store Managers in Training employed in the state of California by Defendant at any time between November 17, 2013 until the time of preliminary approval of the Settlement by the court.

2.4“Class Counsel” means the Law Office of Dominic J. Messiha, PC, 11601 Wilshire Boulevard, Suite 500, Los Angeles, California 90025 and Stevenson Marino LLP, 75 Maiden Lane, Suite 402, New York, NY 10038.

2.5“Class Counsel Costs Award” means the actual expenses and costs incurred by Class Counsel for Class Counsel’s litigation and resolution of this Action, as awarded by the Court, which may not exceed Thirty Thousand Dollars ($30,000.00).

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2.6“Class Counsel Fees Award” means the attorneys’ fees for Class Counsel’s litigation and resolution of this Action, as awarded by the Court. Defendant agrees not to oppose a request for attorneys’ fees by Class Counsel in an amount up to and including one-third of the Total Settlement Amount, which may not exceed One Million, Five Hundred and Eighty-Three Thousand, Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($1,583,333.33), which is one-third of the Total Settlement Amount, or one third of the Total Settlement Amount if the Settlement Amount is increased per the terms of this Agreement, whichever is greater.

2.7“Putative Class Information” means information regarding Putative Class Members that Defendant will compile in good faith from its records and provide to the Settlement Administrator as a confidential document.  Putative Class Information shall be provided in a confidential Microsoft Excel spreadsheet and shall include, for each Putative Class Member: full name, last known address, social security number, date of termination (if any), weeks worked during the Putative Class Period as a Putative Class Member, and any other information needed to calculate settlement payments. If Defendant has a readily accessible last known personal phone number and last known personal email address, Defendant will provide the same to the Settlement Administrator as part of the Putative Class Information. Because Putative Class Members’ sensitive personal information is included in the Putative Class Information, the Settlement Administrator shall maintain the Putative Class Information securely and in confidence. Access to such Putative Class Information shall be limited to employees of the Settlement Administrator with a need to use the Putative Class Information for administration of the Settlement. The Settlement Administrator will take all necessary measures to adequately secure the information.  The Settlement Administrator shall not disclose the Putative Class Information to Class Counsel without the written consent of Defense Counsel.

2.8“Putative Class Period” means the period from November 17, 2013, through and including the Preliminary Approval Date.

2.9“Complete and General Release” means in addition to the Claims as defined in Paragraph 2.2, the unconditional general release given by the named Plaintiff for himself only, releasing the Released Parties from any and all charges, complaints, causes of action, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or

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unsuspected, arising from conduct occurring on or before the date Plaintiff signs this Settlement Agreement.  This provision is intended by the Parties to be all encompassing and to act as a full and total release of any individual claim of Plaintiff for himself only, whether specifically enumerated herein or not, that Plaintiff might have or have had individually, that exists or ever has existed individually on or prior to the date this Settlement Agreement is signed.  This release includes a waiver pursuant to California Civil Code 1542 for Plaintiff only.

2.10“Court” means the Superior Court of California, County of Sacramento.

2.11“Defendant” means Lumber Liquidators, Inc., a Delaware Corporation.

2.12“Defense Counsel” or “Counsel for Defendants” means Karin M. Cogbill and Angela E. Meakin of Littler Mendelson, P.C.

2.13“Effective Date” means the date by which this Settlement is finally approved as provided herein and the Court’s Final Approval Order becomes binding.  For purposes of this Settlement Agreement, the Final Approval Order becomes binding upon the later of: (1) the day after the last day by which a notice of appeal to the California Court of Appeal of the Final Approval Order and/or of an order rejecting any motion to intervene may be timely filed, and none is timely filed; (2) if such an appeal is timely filed, and the final approval order is affirmed, the day after the last date for timely filing a request for further review of the California Court of Appeal’s decision passes and no further review is timely requested; (3) if an appeal is filed and further review of the California Court of Appeal’s decision is timely requested, the day after the request for review is denied with prejudice and/or no further review of the decision can be timely requested, or (4) if review is accepted, the day after the California Supreme Court affirms the Settlement.  The Effective Date cannot occur, and Defendant will not be obligated to fund this Settlement, until and unless there is no possibility of a valid and timely appeal or further valid and timely appeal that could potentially prevent this Settlement Agreement from becoming final and binding.

2.14“Final Approval Hearing” means the hearing held to determine whether the Court will enter a Final Approval Order finally approving this Settlement.

2.15“Final Approval Order” means the Court’s entry of an Order finally approving and granting final judgment of this Settlement substantially in the form attached hereto as Exhibit C.

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2.16“Individual Settlement Payment” means the amount payable from the Net Distribution Fund to each Putative Class Member, as calculated pursuant to Paragraph 3.10.3 herein.

2.17“Released Claims” means the Claims, as defined in Paragraph 2.2, that Putative Class Members are fully releasing by this Settlement Agreement through the date of Preliminary Approval. All Released Claims are released for all Putative Class Members regardless of whether they receive any payment under the Settlement unless they exclude themselves from the Settlement.

2.18“Net Distribution Fund” means the Total Settlement Amount, less the amount that the Court awards for (1) the LWDA’s portion of the PAGA award (i.e. 75% of the total PAGA Award), not to exceed $60,000.00; (2) class counsels’ fees, which shall not exceed One Million, Five Hundred and Eighty-Three Thousand, Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($1,583,333.33); (3) class counsels’ costs, which shall not exceed Thirty Thousand Dollars ($30,000.00); (4) settlement administration costs; (5) a service payment to the named Plaintiff, which shall not exceed $10,000; and (6) the employer-share of payroll taxes for any wage payment made to the Putative Class.

2.19“Notice of Objection” means a written request by a Putative Class Member to object to this Settlement.

2.20“Notice of Settlement” means the Notice of Class Action Settlement that will be mailed to Putative Class Members to apprise them of this Settlement substantially in the form attached hereto as Exhibit A.

2.21 “Notice Period” is the time period of 45 days provided to Settlement Class Members to opt out or object to the Settlement.

2.22“PAGA Award” means the portion of the Total Settlement Amount that is allocated to PAGA penalties, pursuant to California Labor Code section 2698 et seq., and as awarded by the Court.  The PAGA Award may not exceed Eighty Thousand dollars ($80,000), of which seventy-five percent (75%) will be distributed to the California Labor & Workforce Development Agency and twenty-five percent (25%) will be distributed to Putative Class Members as part of the Net Distribution Fund.

2.23“Parties” means Plaintiff and Defendant, and “Party” shall mean either Plaintiff or Defendant.

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2.24“Plaintiff” means Robert J. Kramer.

2.25“Preliminary Approval” or “Preliminary Approval Date” means the date the Court enters the Preliminary Approval Order.

2.26“Preliminary Approval Order” means the Court’s entry of an order preliminarily approving this Settlement (substantially in the form attached hereto as Exhibit B).

2.27“Released Parties” means Defendant Lumber Liquidators, Inc., a Delaware Corporation, their subsidiaries and affiliates, employee benefit plans sponsored or maintained by any of the foregoing, their attorneys, and their respective successors and predecessors in interest; all of their respective officers, directors, employees, administrators, fiduciaries, trustees, beneficiaries and agents; and each of their past, present and future officers, directors, shareholders, members, employees, agents, principals, heirs, representatives, accountants, auditors, consultants, insurers and reinsurers.

2.28“Request for Exclusion” means a written request by a Putative Class Member to exclude himself/herself from Settlement, which must be completed and mailed in the manner set forth in this Settlement Agreement and the Notice of Settlement. Putative Class Members who exclude themselves shall not have the right to object to the Settlement.

2.29“Response Deadline” means the date forty-five (45) calendar days after the Settlement Administrator mails the Notice of Settlement to Putative Class Members and the last date on which Putative Class Members may postmark and/or file, as applicable, Requests for Exclusion, and/or Notices of Objection to the Settlement.

2.30“Service Award” means the amount that the Court awards to Plaintiff for his efforts in assisting with the prosecution of the Action and as consideration for executing this Settlement Agreement and releasing his claims against Defendant.  The Service Award will not exceed Ten Thousand Dollars ($10,000).

2.31“Settlement Administration Costs” means the costs incurred by the Settlement Administrator and awarded by the Court from the Total Settlement Amount, which is expected to total ________________________________.

2.32“Settlement Administrator” means Angeion Group.

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2.33“Settlement Fund Account” means the bank account established pursuant to the terms of this Settlement Agreement, from which all monies payable under the terms of this Settlement shall be paid, as set forth herein.

2.34 “Total Settlement Amount” means the non-reversionary amount of Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000.00), subject to the terms and conditions herein.  The Total Settlement Amount includes (a) class counsels’ fees, which shall not exceed One Million, Five Hundred and Eighty-Three Thousand, Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($1,583,333.33) or one third of the Total Settlement Amount, whichever is greater; (b) class counsels’ costs, exceed Thirty Thousand Dollars ($30,000.00); (c) settlement administration costs; (d) the PAGA Award, which shall not exceed $80,000; (e) a service payment to the named Plaintiff, which shall not exceed $10,000; (f) employee and employer payroll taxes for any wage payment made to the Settlement Class; and (g) all individual payments made from the Net Distribution Amount. Each Putative Class Member shall be responsible for paying any additional taxes due on his or her Individual Settlement Payment.  The Total Settlement Amount is the maximum amount that Defendant is obligated to pay under this Settlement Agreement in order to settle this Action, subject to the Court’s approval.

2.35“Void Date” means the date by which any checks issued to Putative Class Members shall become void, i.e., on the one hundred and twenty-first (121st) calendar day after mailing.

III.	TERMS OF SETTLEMENT AGREEMENT

The Parties agree as follows:

3.1Class Certification.  Solely for the purposes of this Settlement, the Parties stipulate and agree that in order for this Settlement to occur, the Court must certify a class consisting of Putative Class Members.

3.2Appointment of Class Representative.  Solely for the purposes of this Settlement, the Parties stipulate and agree Plaintiff Robert J. Kramer shall be appointed as a representative for the

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Putative Class.

3.3Appointment Of Class Counsel. Solely for the purposes of this Settlement, the Parties stipulate and agree that Dominic J. Messiha and Justin Marino shall be appointed as Class Counsel for the Putative Class.

3.4Appointment Of Settlement Administrator.  Solely for the purposes of this Settlement, the Parties stipulate and agree Angeion Group shall be retained to serve as Settlement Administrator.  The Settlement Administrator shall be responsible for establishing a toll-free telephone number through which Class Members may make inquiries about the Settlement and a website, which will have links to the Notice of Settlement, the Settlement Agreement, motions for approval and for attorneys’ fees, and a Post Office Box for receipt of Class Member communications; preparing, printing and mailing the Notice of Settlement to Class Members; receiving and reviewing Objections and Requests for Exclusion, if any, submitted by Class Members; calculating Individual Settlement Payments; calculating and paying any and all payroll tax or other required withholdings from the wage portion of the Individual Settlement Payments as required under this Settlement Agreement and applicable law; providing weekly status reports to Defense and Class Counsel; providing a due diligence declaration for submission to the Court prior to the Final Approval Hearing; mailing Individual Settlement Payments to Class Members; paying the Service Award, Class Counsel Fees Award and Class Counsel Costs Award; mailing the PAGA Award to the California Labor & Workforce Development Agency; printing and providing Class Members, Plaintiff and Class Counsel with IRS Forms W-2 and/or 1099 as required under this Settlement Agreement and applicable law; providing a due diligence declaration for submission to the Court upon the completion of the Settlement; providing Defense Counsel with an accounting of all checks issued and cashed, and for such other tasks as the Parties mutually agree.  The Settlement Administrator shall keep the Parties timely apprised of the performance of all Settlement Administrator responsibilities.  Any legally mandated tax reports, tax forms, tax filings, or other tax documents required by administration of this Settlement Agreement shall be prepared by the Settlement Administrator. Any expenses incurred in connection with such preparation shall be a Settlement Administration Cost.  The Parties agree to cooperate in the settlement administration process and to make all reasonable efforts to control and

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minimize Settlement Administration Costs.  The Parties each represent they do not have any financial interest in the Settlement Administrator or otherwise have a relationship with the Settlement Administrator that could create a conflict of interest.

3.5Conditional Nature Of Stipulation For Certification.  Solely for the purposes of this Settlement, the Parties stipulate and agree to the certification of this Action on behalf of Class Members.  Should for whatever reason the Settlement not become effective, the fact that the Parties were willing to stipulate to certification of the Action as part of the Settlement, or to resolve the PAGA claim on a representative basis, shall have no bearing on, and shall not be admissible in connection with, the issue of whether the Action, or any claim or class, should be certified or proceed on a representative basis in in this Action or in any other lawsuit.  Defendant expressly reserves their right to oppose class certification and any representative claim in this or any other action should this Settlement not become effective.

3.6Class Members’ Release.  As of the Effective Date, any Class Member who does not submit a timely and valid Request for Exclusion will be deemed to have released the Released Parties from the Released Claims.  Class Members may discover facts in addition to or different from those they now know or believe to be true with respect to the subject matter of the Released Claims, but upon the Effective Date, shall be deemed to have, and by operation of the Final Approval Order shall have, fully, finally, and forever settled and released any and all of the Released Claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or have existed, upon any theory of law or equity now existing, including but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  Class Members agree not to sue or otherwise make a claim against any of the Released Parties for the Released Claims.  It is the intent of the Parties that the Final Approval Order entered by the Court shall have full res judicata effect and be final and binding upon Class Members as to the Released Claims.

3.7Plaintiff’s Complete and General Release.  In consideration for the promises and payments set forth in this Settlement Agreement, to which Plaintiff is otherwise not entitled, Plaintiff agrees to provide a Complete and General Release to the Released Parties for himself only, which

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releases all claims and damages of every kind and nature, actual or potential, known and unknown, which exist or could arise out of Plaintiff’s employment, through and including the date of his execution of this Settlement Agreement.  Plaintiff may discover facts in addition to or different from those he now knows or believes to be true with respect to the subject matter of the Complete and General Release, but upon the Effective Date, shall be deemed to have, and by operation of the Final Approval Order shall have, fully, finally, and forever settled and released any and all of the claims covered by the Complete and General Release, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or have existed, upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  This General Release applies to named Plaintiff for himself only.  Plaintiff understands that he is releasing all rights under section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

3.7.1No Pending Or Future Lawsuits By Plaintiff.  Other than this Action, Plaintiff represents that he does not have any pending lawsuits, administrative complaints or charges against Defendant or the Released Parties in any local, state or federal court or administrative agency.  Plaintiff further acknowledges that all claims raised therein, if any, shall be fully and finally extinguished by virtue of this Settlement Agreement and the Court’s Final Approval Order.  Plaintiff further represents that he will not bring or join any action in the future in which he seeks to recover any damages from Defendant or the Released Parties relating to or arising from Plaintiff’s employment, other than an action to enforce his rights under this Settlement Agreement.

3.8PAGA Release. Upon the approval by the Court of this Settlement, Plaintiff, individually and as the representative acting as a proxy or agent of the LWDA, a State of California Executive Branch Agency, in this Action, agrees to release the Released Parties for penalties under the California Private Attorneys’ General Act predicated on, or contained within, Labor Code §§ 201-

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204, 210, 226, 226.3, 226.7, 510, 512, 558, 1174, 1194, 1198 and 2802 as alleged in the First Amended Complaint during the Putative Class Period.

3.9Settlement Approval And Implementation Procedures.  As part of this Settlement, the Parties agree to the following procedures for obtaining the Court’s Preliminary Approval of the Settlement, notifying Class Members of the Settlement, obtaining the Court’s Final Approval of the Settlement and processing Individual Settlement Payments.

3.9.1Preliminary Approval and Certification.  As soon as practicable after execution of this Settlement Agreement, Plaintiff will submit this Settlement Agreement to the Court for Preliminary Approval.  Plaintiff’s submission will include this Settlement Agreement, including Exhibits A-C, and any motions, memoranda and evidence as may be necessary for the Court to determine that this Settlement Agreement is fair, adequate and reasonable.  Defense Counsel shall be provided with an opportunity of no less than seven (7) calendar days to review Plaintiff’s motion for preliminary approval before submission to the Court. The Parties shall work in good faith to resolve any disputes related to the content of Plaintiff’s motion for preliminary approval.

3.9.2Class Information.  No more than fifteen (15) calendar days after entry of the Preliminary Approval Order, Defendant shall provide the Settlement Administrator with the Class Information for purposes of mailing the Notice of Settlement to Class Members.

3.9.3Notice By First Class U.S. Mail.  Upon receipt of the Class Information, the Settlement Administrator will conduct a national change of address search and a skip trace for the most current address of all former employee Class Members and will update such Class Members’ addresses as necessary.  Twenty-One (21) calendar days after receipt of the Class Information, the Settlement Administrator shall mail the Notice of Settlement to all Class Members by First Class U.S. Mail, exercising its best judgment to determine the most current mailing address for each Class Member including but not limited to the use of skip tracing. The address identified by the Settlement Administrator as the current mailing address shall be presumed to be the best mailing address for each Class Member.

3.9.4Undeliverable Notices.  Any Notice of Settlement returned to the Settlement

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Administrator as non-deliverable on or before a date twenty-one (21) calendar days before the Response Deadline shall be re-mailed to the forwarding address affixed thereto.  If no forwarding address is provided, the Settlement Administrator shall make reasonable efforts to obtain an updated mailing address.  If an updated address is identified, the Settlement Administrator shall resend the Notice of Settlement to the Class Member within five (5) calendar days of the date of the return of the Notice of Settlement.  Class Members to whom the Notice of Settlement is resent, after having been returned as non-deliverable to the Settlement Administrator, shall have until the Response Deadline to post-mark their Request for Exclusion or mail and/or file any objections. If a Class Member’s Notice of Settlement is returned to the Settlement Administrator more than once as non-deliverable, then an additional Notice of Settlement shall not be re-mailed.

3.9.5Notice Satisfies Due Process.  Compliance with the notice procedures specified in this Settlement Agreement shall constitute due and sufficient notice to Class Members of this Settlement and shall satisfy the requirements of due process.  Nothing else shall be required of, or done by, the Parties, Class Counsel or Defense Counsel to provide notice of the proposed Settlement.  In the event the procedures in this Settlement Agreement are followed and the intended recipient of a Notice of Settlement still does not receive the Notice, the intended recipient shall remain a Class Member and will be bound by all terms of the Settlement and any Final Approval Order entered by the Court if the Settlement becomes effective.  Notice provided by a means in addition to that specified in Sections 3.9.3 and 3.9.4 is done only as a courtesy to a Class Member and does not negate the binding effect of this Settlement on a Class Member where Sections 3.9.3 and 3.9.4 are satisfied.

3.9.6Requests For Exclusion (Opt-Outs).  The Notice of Settlement shall state that Class Members who wish to exclude themselves from the Settlement must submit a written Request for Exclusion to the Settlement Administrator, postmarked on or before the Response Deadline.  To be valid, the Request for Exclusion:  (1) must contain the full name, address and last four digits of the social security number of the person requesting exclusion; (2) must be signed by the person requesting exclusion; and (3) must state in substance:  “I want to exclude

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myself from the Settlement in Robert J. Kramer v. Lumber Liquidators, Inc., pending in the Superior Court of California, County of Sacramento, Case No. 34-2017-00222434.  I understand that by requesting to be excluded from the Settlement, I will receive no money from the Settlement.” If the Request for Exclusion does not contain the information listed in (1)-(3) or is not postmarked by the Response Deadline and returned to the Settlement Administrator at the specified address, it will not be deemed a timely and valid Request for Exclusion from the Class.  In the event of a dispute regarding the validity of an opt-out by a Class Member prior to the Court’s decision on Final Approval, the parties will meet and confer in an effort to reach a resolution.  If the parties fail to agree, the decision regarding validity of the opt-out will be made by the Claims Administrator.  Any challenges regarding the validity of an opt-out post Final Approval will be decided by the Court. Any Class Members who submit a timely and valid Request for Exclusion from the Settlement will not be entitled to any monetary recovery under the Settlement and will not be bound by the terms of the Settlement.  Any Class Member who submits a timely and valid Request for Exclusion will not have any right to object, appeal or comment on the Settlement.  Class Members who fail to submit a timely and valid Request for Exclusion, postmarked on or before the Response Deadline shall be members of the Class and will be bound by all terms of the Settlement and the Final Approval Order entered in this Action. No later than fourteen (14) calendar days after the Response Deadline, the Settlement Administrator shall provide Defense Counsel with a complete list of all Class Members who have submitted timely and valid Requests for Exclusion.  The Settlement Administrator shall provide Class Counsel with a summary report that includes only the number of Requests for Exclusion received by the Settlement Administrator.  If more than ten (10) Class Members submit a request for exclusion of the settlement, Defendant may at their own election void this Agreement.

3.9.7Notices of Objections.  The Notice of Settlement shall state that Class Members who wish to object to the Settlement must submit a written Notice of Objection to the Court by the Response Deadline.  To be valid, the Notice of Objection: (1) must contain the full name, address and last four digits of the social security number of the Class Member; and (2)

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must be signed by the Class Member.  The Notice of Objection should also state the case name and number, Robert J. Kramer v. Lumber Liquidators, Inc., a Delaware Corporation, pending in the Superior Court of California, County of Sacramento, Case No. 34-2017-00222434, the basis for the objection and if the Class Member intends to appear at the Final Approval Hearing.  If the Notice of Objection does not contain the information listed in (1)-(2) or is not filed or postmarked by the Response Deadline and returned to the Court at the specified address, it will not be deemed a timely and valid Notice of Objection to this Settlement.  As applicable, the date of the filing or the date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a Notice of Objection has been timely submitted.  Unless otherwise required by the Court, Class Members who fail to submit a timely and valid Notice of Objection shall be deemed to have waived any objections and shall be foreclosed from making any objections to the Settlement.  Class Members who submit a timely and valid Notice of Objection will have a right to appear at the Final Approval Hearing to have their objections heard by the Court.

3.9.8In the event that a Class Member submits a Notice of Objection and a Request for Exclusion, the Notice of Objection shall control.

3.9.9No Solicitation Of Exclusions Or Objections.  The Parties agree to use their best efforts to carry out the terms of this Settlement.  At no time shall any of the Parties or their counsel seek to solicit or otherwise encourage Class Members to submit a Notice of Objection to or Request for Exclusion from the Settlement or to appeal from the Court’s Final Approval Order.  Class Counsel shall not represent Class Members with respect to any objections or appeals to this Settlement.

3.9.10Settlement Administrator Declaration In Support Of Final Approval.  Within twenty-one (21) days of the Response Deadline, the Settlement Administrator shall provide the Parties with a statement detailing the actions taken by the Settlement Administrator to administer the Settlement to date, along with all incurred and anticipated Settlement Administration Costs.

3.9.11Final Approval Hearing.  No earlier than thirty (30) calendar days after the

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Response Deadline, the Court shall hold the Final Approval Hearing, where objections, if any, may be heard and the Court shall determine whether the Settlement should be finally approved, and if so, the amounts payable for: (1) Individual Settlement Payments; (2) the PAGA Award; (3) Plaintiff’s Service Award; (4) the Class Counsel Fees Award; (5) the Class Counsel Costs Award; and (6) Settlement Administration Costs.

3.9.12Entry Of Final Approval Order.  If the Court approves this Settlement at the Final Approval Hearing, the Parties shall request that the Court enter a Final Approval Order, substantially in the form of Exhibit C.  After thus granting final approval of the Settlement and entering judgment, the Court shall retain jurisdiction over the Parties to enforce and implement the terms of the judgment.

3.10Funding And Allocation of Settlement.

3.10.1Settlement Accounting.  No more than five (5) calendar days after the Effective Date, the Settlement Administrator will provide the Parties with an accounting of all anticipated payments from the Settlement Fund Account, including: (1) Individual Settlement Payments and employer-side taxes thereon; (2) the PAGA Award; (3) Plaintiff’s Service Award; (4) the Class Counsel Fees Award; (5) the Class Counsel Costs Award; and (6) Settlement Administration Costs, all as specified in this Settlement Agreement and approved by the Court.

3.10.2Funding the Settlement.  Within fourteen (14) calendar days after the Effective Date, Defendant shall fund the Settlement by providing the Total Settlement Amount to the Settlement Administrator. The Settlement Administrator shall deposit the funds in the Settlement Fund Account and will disburse the funds in the manner and at the times set forth in this Settlement Agreement.

3.10.3Individual Settlement Payments.  Individual Settlement Payments will be paid from the Net Distribution Fund and mailed by First Class U.S. Mail to Class Members’ last known mailing address within fourteen (14) calendar days following the funding of the Settlement.  Any checks issued to Class Members shall remain valid and negotiable for one hundred and twenty (120) calendar days from the date of their issuance and then shall become

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void on the one hundred and twenty-first (121st) calendar day after mailing, i.e., the Void Date.  The Parties agree that any funds that remain from uncashed Settlement Payment checks after the expiration of one hundred and twenty (120) calendar days from the date of issuance shall be distributed to the Cy Pres beneficiary as specified below.

3.10.4Calculation Of Individual Settlement Payments.  All Class Members who do not submit a timely and valid Request for Exclusion will receive an Individual Settlement Payment.  Each Class Member’s Individual Settlement Amount will be calculated as follows:

(i)Each Putative Class Member will receive 1 point for week worked in California during the Putative Class Period.

(ii)Any Class Member who separated his or her employment with Defendant from November 17, 2014, through and including the Preliminary Approval Date, will receive 5 additional points to compensate the Class Member for his or her waiting time penalty claim.  The Parties acknowledge that this additional amount provides sufficient consideration for a complete release of claims under Labor Code section 203, regardless of the underlying facts or basis for the alleged untimely, non-payment of wages.

(iii)The value of a point shall be determined by dividing the Net Distribution Fund by the total number of points available to each Class Member as set forth in subsections (i) and (ii) above.  Each Class Member shall receive a gross payment equal to his or her points multiplied by the value of a point.  To the extent that any Putative Class Member excludes him or herself from the Settlement and there are unclaimed funds remaining of the Net Distribution Fund, each Class Member shall be entitled to receive a pro-rated increase based on their total number of points as compared to the total number of points for all Class Members.

3.10.5 Tax Treatment Of Individual Settlement Payments.  Each Individual Settlement Payment shall be allocated between taxable and non-taxable consideration as follows: one half (1/2) will be allocated to wages for which an IRS Form W-2 will issue, one quarter (1/4) will be allocated to interest for which an IRS Form 1099 will issue, and one quarter (1/4) will be allocated to penalties pursuant to the California Labor Code for which an IRS Form 1099 will issue.  The Settlement Administrator will be responsible for calculating

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the employer- and employee-side taxes owed on the wage portion of each Class Member’s Individual Settlement Payment and paying these amounts to the appropriate state and federal agencies, within the timing required by applicable state and/or federal law.  The Parties make no representations as to the tax treatment or legal effect of the payments called for in this Settlement Agreement and Class Members are not relying on any statement or representation by the Parties in this regard.  Class Members will be solely responsible for the payment of any taxes and penalties assessed on the payments described herein except for the employer’s share of payroll taxes on the wage portion of the Individual Settlement Payments.

3.10.6PAGA Award.  The PAGA Award shall be distributed within fourteen (14) calendar days after the Settlement is funded.  Specifically, the Settlement Administrator shall prepare and mail a check payable to the California Labor & Workforce Development Agency for an amount not to exceed eighty percent (75%) of the PAGA Award.  The remaining twenty-five percent (25%) of the PAGA Award shall be included within the Net Distribution Fund for distribution to Class Members as part of the 1/4 penalties component of the Individual Settlement Payment.  In the event that the Court awards less than the full amount requested for the PAGA Award, the un-awarded amount will be made available for distribution to Class Members as part of the Net Distribution Fund.

3.10.7  Plaintiff’s Service Award.  Defendant agrees not to oppose any application by Plaintiff for a Service Award not to exceed Ten Thousand Dollars ($10,000), as consideration for his Complete and General Release of Claims and for his time and effort in prosecuting this matter.  The Service Award shall be paid to Plaintiff within fourteen (14) calendar days following funding of the Settlement.  Plaintiff agrees to provide the Settlement Administrator with an executed IRS Form W-9 before the Service Award is issued.  The Settlement Administrator shall issue an IRS Form 1099 to Plaintiff for his payment.  Plaintiff shall be solely and legally responsible for paying any and all applicable taxes on his Service Award and shall hold Defendant harmless from any claim or liability for taxes, penalties, or interest arising as a result of the Service Award.  The Service Award shall be in addition to Plaintiff’s Individual Settlement Payment, which he shall receive as a Participating Class Member.  In

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the event that the Court awards less than the full amount requested for the Service Award, the un-awarded amount will be made available for distribution to Class Members as part of the Net Distribution Fund.

3.10.8Class Counsel Fees Award And Class Counsel Costs Award.  Defendant agrees not to oppose a request for a Class Counsel Fees Award not to exceed One Million, Five Hundred and Eighty-Three Thousand, Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($1,583,333.33), or one third of the Total Settlement Amount, whichever is greater.  Defendant further agrees not to oppose any application by Class Counsel for a Class Counsel Costs Award not to exceed Thirty Thousand Dollars ($30,000.00).  The Settlement Administrator shall pay the Court-approved Class Counsel Fees Award and Class Counsel Costs Award within fourteen (14) calendar days following the funding of the Settlement.  Class Counsel agrees to provide the Settlement Administrator with an executed IRS Form W-9 before the Class Counsel Fees Award and Class Counsel Costs Award are issued.  The Settlement Administrator shall issue an IRS Form 1099 to Class Counsel for the payments made pursuant to this Paragraph.  In the event that the Court awards less than the full amount requested for the Class Counsel Fees Award and Class Counsel Costs Award, the un-awarded amount will be made available for distribution to Class Members as part of the Net Distribution Fund.  This Settlement is not contingent upon the Court awarding Class Counsel any particular amount in attorneys’ fees and costs.

3.10.9 Settlement Administration Costs.  The Settlement Administrator shall be paid Settlement Administration Costs from the Total Settlement Amount, in an amount expected to total $15,000.  The Settlement Administrator shall be paid Settlement Administration Costs within forty-five (45) calendar days following the funding of the Settlement.  In the event that the Court awards less than the full amount set aside for Settlement Administration Costs, the un-awarded amount will be made available for distribution to Monetary Payment Class Members as part of the Net Distribution Fund.

3.11No Effect On Employee Benefits.  Amounts paid to Plaintiff or Class Members pursuant to this Settlement Agreement do not count as earnings or compensation for purposes of any

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benefits (e.g., 401(k) plans or retirement plans) sponsored by Defendant.

3.12Nullification Of Settlement Agreement.  In the event: (1) the Court does not enter the Preliminary Approval Order as provided herein; (2) the Court does not enter a Final Approval Order as provided herein; (3) the Settlement does not become final for any other reason; or (4) Judgment is not entered by the Court dismissing the lawsuit as to all Claims as to all Class Members with prejudice, this Settlement Agreement shall be null and void and any order entered by the Court in furtherance of this Settlement shall be treated as void from the beginning.  In such case, the Parties shall be returned to their respective statuses as of the date and time immediately prior to the execution of this Settlement Agreement and the Parties shall proceed in all respects as if this Settlement Agreement had not been executed.  In the event an appeal is filed from the Court’s Final Approval Order or from an order rejecting any motion to intervene, or any other appellate review is sought, Settlement administration shall be stayed pending final resolution of the appeal and Defendant will not be required to fund this Settlement until and unless the Effective Date is reached.  In the event that this Settlement is not Finally Approved for any reason, including if Defendant voids the Settlement per the terms of this agreement, Defendant will be solely responsible for costs incurred by the Settlement Administrator.

3.13Exhibits And Headings.  The terms of this Settlement Agreement include the terms set forth in the Exhibits A-C attached, which are incorporated by this reference as though fully set forth herein.  All Exhibits A-C to this Settlement Agreement are an integral part of the Settlement.  The descriptive headings of any paragraphs or sections of this Settlement Agreement are inserted for convenience only and do not constitute a part of this Settlement Agreement.

3.14Interim Stay Of Proceedings.  The Parties agree to stay all proceedings in the Action, except such proceedings necessary to implement and complete the Settlement, pending the Final Approval Hearing to be conducted by the Court.

3.15Amendment Or Modification.  This Settlement Agreement may be amended or modified only by a written instrument signed by Defense and Class Counsel or their successors-in-interest.

3.16Entire Agreement.  This Settlement Agreement and the attached Exhibits A-C constitute the entire agreement among the Parties, and no oral or written representations, warranties

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or inducements have been made to any Party concerning this Settlement Agreement or its Exhibits A-C other than the representations, warranties and covenants contained and memorialized in the Settlement Agreement and its Exhibits A-C.

3.17Authorization To Enter Into Settlement Agreement.  The person signing this Settlement Agreement on behalf of Defendant represents and warrants that he/she is authorized to sign this Settlement Agreement on behalf of Defendant.  Plaintiff represents and warrants that he is authorized to sign this Settlement Agreement and that he has not assigned any claim covered by this Settlement to a third-party.  Plaintiff, by signing this Settlement Agreement, is bound by the terms herein and further agrees not to submit any Request for Exclusion from or Notice of Objection to the Settlement.  Any such Request for Exclusion or Notice of Objection shall therefore be void and of no force or effect.

3.18Signature of all Class Members Unnecessary to be Binding.  The Parties agree that because the Class Members are numerous, it is impossible or impractical to have each Class Member execute this Agreement.  The Notice will advise all Class Members of the binding nature of the release provided herein and shall have the same force and effect as if the Agreement were executed by each Class Member.  The only Class Members who will not be bound by the terms of this Agreement are those who submit a timely and valid Request for Exclusion.

3.19Binding On Successors And Assigns.  This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors or assigns of the Parties hereto, as previously defined.

3.20California Law Governs.  All terms of this Settlement Agreement shall be governed by and interpreted according to the laws of the State of California.

3.21Mutual Cooperation. The Parties agree to fully cooperate with each other to accomplish the terms of this Agreement, including but not limited to, execution of such documents and to take such other action as may be necessary to implement the terms of this Agreement. The Parties to this Agreement shall use their best efforts, including all reasonable efforts contemplated by this Agreement and any other reasonable efforts that may become necessary by order of the Court, or otherwise, to effectuate this Agreement and the terms set forth herein.

3.22Counterparts.  This Settlement Agreement shall become effective upon its execution

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by all of the undersigned.  Plaintiff, Class Counsel, and Defendant may execute this Settlement Agreement in counterparts, which shall have the same force and effect as if each had signed the same instrument.  Copies of the executed Settlement Agreement shall be effective for all purposes as though the signatures contained therein were original signatures.

3.23Residue or Reversion.  This is a non-reversionary settlement and no amount of the Gross Settlement Amount shall revert back to Defendant. Should there remain any residual from the Net Settlement Amount after all payments are made under this Agreement, such residual shall be handled in the following manner: All amounts contained in settlement checks that were not cashed within 90 calendar days, and all interest that has accrued, shall be paid to a Court-approved cy pres beneficiary.  Subject to Court approval, the Katherine and George Alexander Community Law Center, is designated as the cy pres beneficiary.  No later than ten (10) calendar days after the expiration of the Void Date, the Settlement Administrator shall pay the amounts contained in settlement checks that were not cashed, and all interest that has accrued, to the cy pres beneficiary.  The Settlement Administrator shall provide a declaration of payment to the cy pres beneficiary, which will be served on Class Counsel and Defendant’s Counsel within ten (10) calendar days of payment of the residual to such beneficiary.  Any costs associated with administering the remaining funds under this section (e.g., bank stop-payment charges, settlement administration costs associated with any reserve amount) or payments to the cy pres beneficiary will be deducted before donation of any cy pres funds.

IT IS SO STIPULATED AND AGREED.

Dated:September 9, 2019_
/s/ Robert J. Kramer
ROBERT J. KRAMER

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Dated:September 5, 2019_
/s/ M. Lee Reeves
LUMBER LIQUIDATORS, INC.

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